UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 15, 2015

RLJ ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

001-35675	45-4950432
(Commission File Number)	(IRS Employer Identification Number)

RLJ Entertainment, Inc.
8515 Georgia Avenue, Suite 650
Silver Spring, Maryland
(Address of principal executive offices)

Registrant’s telephone number, including area code: (301) 608-2115

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in conjunction with the $31 million private placement of convertible preferred stock transaction closed on May 20, 2015, RLJ Entertainment, Inc. (the “Company”) agreed to reduce its Board of Directors size from nine to seven.  The changes in directors, as previously announced, include the addition of two new independent directors as representatives of the holders of the convertible preferred stock and the resignation of four directors.

On June 4, 2015, the Company notified The NASDAQ Stock Market LLC (“NASDAQ”) that it was not in compliance with the board committee composition requirements as set forth in NASDAQ Listing Rule 5605 due to the director resignations announced on June 5, 2015.  As a result, the Company has one vacant position on its audit committee and two vacant positions on its compensation committee, which vacancies are not in compliance with NASDAQ Listing Rule 5605.

On June 15, 2015, in response to the Company’s notification, the Company received a notice (the “Notice Letter”) from NASDAQ confirming that the Company is not in compliance with the board committee composition requirements as set forth in NASDAQ Listing Rule 5605. The Notice Letter indicates that consistent with NASDAQ Listing Rule 5605(c)(4) and 5605(d)(4), NASDAQ will provide the Company with a cure period to regain compliance as follows: (i) until the earlier of the Company's next annual shareholders' meeting or June 4, 2016 or (ii) if the Company's next annual shareholders' meeting is held before December 8, 2015, then the Company must evidence compliance no later than December 8, 2015.

The Board of Directors expects to appoint one additional independent director to its audit committee and two additional independent directors to its compensation committee at its upcoming Board meeting to be held on June 30, 2015.

On June 19, 2015, the Company issued a press release announcing its receipt of the Notice.  A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)
Exhibits:
Exhibit No.	Description
99.1	Press release issued on June 19, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RLJ ENTERTAINMENT, INC.

Date: June 19, 2015	By:	/s/ ANDREW S. WILSON
Name: Andrew S. Wilson
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued on June 19, 2015